Exhibit 99-4


      VECTREN CORPORATION 4th QUARTER TELECONFERENCE SCRIPT

                        January 25, 2001
                           9:00 am CT




Steve Schein:   Thank you.  Good morning and welcome to our
teleconference highlighting Vectren's Fourth Quarter and Fiscal Year 2000 results. We are pleased that you could join us this morning. For those of you who have not seen our fourth quarter earnings release, you may access it on our website, www.vectren.com, by clicking on News. As you listen to this morning's prepared remarks, you may wish to view informational slides, which can be accessed from our website. Shortly after this call ends, an audio replay and these slides will be available there as well.

    Today we will be discussing certain subjects, including subjects pertaining to our growth strategy that may contain forward-looking information. I would caution you that actual results could differ materially from those that will be projected in our discussions. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 8-K that was filed with the Securities and Exchange Commission on July 11th, 2000.

    Shortly you will hear from Vectren's Chairman and CEO Niel Ellerbrook. Niel will discuss significant fourth quarter events in both our regulated and non-regulated operations. He will be followed by our CFO, Jerry Benkert, who will provide a summary of fourth quarter and year-end results. As usual, we will allow time following our remarks for questions and answers. With that, I will ask Niel to begin his remarks.

Niel Ellerbrook:   Thanks Steve and good morning everyone.
Yesterday, we reported 2000 fiscal year earnings of year-end pre-merger net income of $108.8 million or $1.78 per share, before merger and integration related charges. We had a very strong year, exceeding analyst expectations and bettering 1999 results, which were $90.7 million or $1.48 per share. After reflecting the merger and integration related costs totaling $36.8 million net of tax, or $.60 per share, reported earnings per share were $1.18. re. Contributing heavily to the difference were two primary factors: weather much closer to normal and our ability to deliver electricity in the wholesale power market. [We need to look at the financials to expand.] I will leave Jerry to fill in the details.

All in all, the past quarters has been both exciting and challenging for Vectren as we continued to implement our strategy of strengthening our core utility business and investing in selected non-regulated opportunities. The DPL transaction, completed October 31st, pushed our customer count in the Midwest to approximately one million gas and/or electric customers allowing us to grow our customer base and we see it as another step in our goal of becoming the leading regional provider of energy and related applied technology solutions to business, residential and municipal customers.

In mid-December, our non-regulated utility services subsidiary, Reliant Services, equally owned by subsidiaries of Vectren and Cinergy Corp., completed the common stock purchase of Miller Pipeline Corporation from NiSource. Miller is one of the nation's premier utility contractors with nearly 50 years of experience in the construction industry. It provides underground pipeline construction, replacement and repair services for natural gas, water and wastewater utilities, and is preparing to expand its services to include telecommunication and electric facilities installation.

Adding Miller sharpens and expands Reliant's role as a quality, low-cost utility service provider for Vectren's own utilities, as well as for other regional utility companies, as we manage the costs of building new infrastructure in growing suburban areas and replacing aging infrastructures.

Toward the end of 2000, Vectren invested an additional $8.1 million with Utilicom Networks, LLC, our telecommunications partner. This is part of our overall commitment to invest up to $100 million, pending completion of all required funding. We believe our success in Evansville provides a model for future broadband investments and our commitment will help ventures in Indianapolis and Dayton and recapitalize our partnership in Utilicom's initial operation here in Evansville, which is SIGECOM, LLC. Through the brand name TOTALink, Utilicom builds, owns and operates high capacity broadband networks that deliver cable TV, high speed internet, and telephone services. It partners with affiliates of local electric and gas utilities in attractive Tier 2 and Tier 3 markets. We are experiencing penetration rates of approximately 30% in Evansville and expect SIGECOM to be EBITDA positive in early 2001. We have worked hard to establish strong brand recognition in Indianapolis, Dayton and surrounding areas and we believe that building on our existing customer relationships in these more densely populated markets provides a tremendous opportunity for success.

To date, we have invested, $25 million in Utilicom as convertible subordinated debt and $8 million as equity in SIGECOM Holdings. We expect the construction in Indianapolis and Dayton will be funded over 5 years, and we do not expect these operations to have any significant financial impact on earnings in either 2001 or 2002.

The increased wholesale cost of natural gas is creating difficulties for customers and utilities alike across the country. As all of you know, gas cost increases and decreases are normally passed through to customers in routine filings with the Indiana Utility Regulatory Cmmission and other commissions as well. Earlier this month however, based on a claim by Indiana's Office of the Utility Consumer Counselor, the Indiana Utility Regulatory Commission disallowed a portion of a gas cost adjustment request filed by our operating company, Indiana Gas. As a result, we record a one-time, pre-tax charge of $3.8 million and we booked that in fiscal 2000. We very much disagree with the Commission's decision and we are concerned about the precedent it sets and as a result we are considering various options with respect to the order. We have not yet decided to appeal the decision, but that certainly remains one of our options.

The acquisition of DPL's gas business, the Miller Pipeline Co. purchase, an additional investment in Haddington Energy projects, the funding of broadband cable projects and several other investments have expanded both our capabilities and our markets. On January 19th, we filed a registration statement with the SEC to offer 5.5 million shares of new Vectren common stock in order to provide some of the necessary permanent financing for these projects. Historically, it has been a management priority to maintain a solid balance sheet and to maintain the financial flexibility a strong balance sheet brings, and we continue to believe in the importance of a strong balance sheet.

Looking ahead to 2001, we expect to realize merger savings from the Indiana Energy-SIGCORP combination and synergies from DPL.
In fact we expect to continue to realize synergies over the next several years. A new state-of-the-art customer contact center is slated to open in June. It will provide more efficient customer service and reduce costs through new technology and by centralizing resources.

We have tremendous confidence in the growth capabilities of both our regulated utility operations as well as our non-regulated energy and applied technology units. We look forward to continuing to develop these opportunities, as well as new ones that are identified and chosen for pursuit.

     With that, I will close my comments and await your comments and turn it over to Jerry Benkert to discuss the fourth quarter and 2000 results. Jerry.

Jerry Benkert:   Thank you.  Late yesterday we released our 2000
fiscal year end fourth quarter results. reporting pre-merger net income of $35.2 million or $0.57 cents per share exceeding the $22.2 million or $0.36 cents per share from the same quarter in 1999. After reflecting the merger-related charges totaling $14.6 million, $9.0 million net of tax or $0.14 cents per share, reported net income and earnings per share for the current period were $26.2 million and $0.43 cents per share, respectively. This brings merger costs expensed during 2000 to a total of $52.5 million, $36.8 million net of tax or $0.60 cents per share. As Niel stated, before merger and integration related costs, earnings for the year were $108.8 million and earnings per share were $1.78 compared with last year of $90.7 million and $1.48. Our utility group contributed $1.37, an increase of 11% and our non-regulated group contributed $.41, an increase of 64%.
  For the quarter, again reflecting ongoing operations before merger and integration related costs, earnings were $35.2 million compared to $22.2 million last year and earnings per share were $.57 compared to $.36 last year.

All in all, we had a strong fourth quarter reflecting temperatures that were significantly colder than the fourth quarter of 1999. Likewise, we had a very solid year, bolstered by the strong fourth quarter results, favorable gains from our wholesale power marketing operations and significant growth in non-regulated operations. I will first address the growth on the utility group margins.

Vectren's gas margin increased $33.1 million in 2000 compared to the twelve-month period of 1999. $28.2 million of the increase reflected the inclusion of the Ohio operation results. Indiana Gas and SIGECO gas operations reflect 8% greater throughput due to much colder temperatures during the fourth quarter than the 1999 period and about 2% growth in customers during 2000, excluding the addition of the Ohio customers. Heating degree-days increased 10% during the current twelve-month period and approached normal for the year. These operations provided the remaining favorable gas margin increase of about $4.9 million, which was achieved even after reflecting the one-time $3.8 million disallowance of recoverable gas costs by the Indiana Utility Regulatory Commission which was charged against gas revenues in December of 2000.

Electric margin rose $8.4 million for the twelve-month period in 2000 compared to the same period in 1999. Though prices were softer than in 1999, we did achieve increased margins on sales to wholesale energy markets with volumes up 39% for 2000. Additionally, the impact of much colder temperatures on electric heating sales and about 5% growth in commercial customers were the primary reasons for the 2000 electric margin increase. These electric margin increases were achieved, even with milder early summer temperatures, which depressed cooling sales and held cooling degree-days to 93% of normal for the year.

Our non-regulated operations also showed excellent growth, contributing $.41 to year 2000 earnings per share before merger and integration related costs, as compared with a $.25 contribution in 1999.

The Communications group posted a $.07 one-time gain during 2000 due primarily to the first quarter gain recognized on the restructuring of the SIGECOM investment.

Our Energy Services group contributed $.12 per share and added
$.04 to the increas in earnings per share through growing earnings in our gas marketing and our performance contracting affiliates.

The Financial Group contributed $.16 per share, up $.07 over 1999 due to additional tax credits related to tax-advantaged investments and increased earnings on leveraged lease investments.

Earnings from other non-regulated operations and investments, on a before merger cost basis, declined slightly by $.02 per share during 2000.

The growth in utility margins and our much improved non-regulated results highlight our favorable year 2000. I would also like to point out the impact of merger costs and the inclusion of two months of the Ohio gas distribution operation results on our consolidated results.

Vectren's operation and maintenance expenses increased $10.0 million to $199.6 million for the twelve-month period in 2000 over 1999, including a $7.1 million which was related to the Ohio operations. The balance of the increase, $2.9 million, primarily reflects greater expenses at our growing non-regulated operations.

Merger and integration related costs of $41.1 million incurred during 2000 relate primarily to transaction costs, employee severance costs and branding, which include signage, advertising and communication programs. Additionally, $1.8 million of the costs relate to the integration of the Ohio gas distribution operations and are included.

Additional merger costs were reflected in depreciation. The acceleration of depreciation on certain information systems to be retired in 2001 as a result of the Vectren merger increased depreciation expense by $11.4 million, representing the majority of an $18.7 million increase in depreciation and amortization expense for 2000. Additionally, depreciation of Ohio's utility plant and amortization of goodwill related to the acquisition for two months increased expense $1.7. The remaining $5.6 million increase reflects depreciation for normal additions to utility plant.

We expect fiscal 2001 will include merger and related expense charges of approximately $12 million. These costs will be primarily related to the accelerated depreciation of information systems which are soon to be replaced due to the merger.

Of the $8.1 million increase in taxes other than income taxes for 2000, $7.1 million is related to Ohio's operations and incurred during the fourth quarter, primarily Ohio's state excise tax of $5.1 million on the November and December revenues.

Interest expense for the twelve month period in 2000 rose $14.1 million compared to 1999 and was up $6.9 million during the fourth quarter. The increase was primarily the result of higher customer receivables driven by extremely high natural gas market prices and increased customer consumption, as well as interest on additional non-regulated investments, and interest related to the financing of the Dayton asset acquisition during the fourth quarter.

Income tax expense declined $11.5 million compared to 1999 due to a reduction in pre-tax income and an effective tax rate of about
32%, reflecting our increasing level of tax credits.

As Niel said, all in all, 2000 was a strong year. As we look forward to 2001, we know it presents both opportunities and challenges. Our goal has been to grow earnings per share on average between 8 and 10% annually over a five-year time horizon. We believe we have the foundation in place. In most cases the street estimates exclude the one-time SIGECOM restructuring gain of $.07 from our fiscal 2000 before merger and integration related earnings of $1.78. This would adjust our 2000 earnings per share to $1.71, comparing very favorably to Vectren combined operations of $1.48 and $1.41 for 1999 and 1998 respectively.

Street projections for Vectren's year 2001 earnings per share range from $1.72 to $1.85. As I stated earlier, our goal is to grow earnings per share on average by 8 to 10 percent over time. While much to early to quantify, we do expect to experience some adverse consequences from the higher gas costs in 2001, including interest expense to fund higher working capital requirements, higher uncollectibles, greater contributions to low income assistance programs, and possibly some level of price sensitive reduction in volumes sold.

This concludes our prepared remarks, but I would like to add one cautionary note before questions. Since we are in the registration process, there are of course constraints on our ability to provide you with forward looking or other predictive information. Please understand that this may cause us to decline to answer questions which we might otherwise be comfortable in answering. Thank you for your understanding at this point.